Exhibit 99.1

RELEASE>1:00pm March 9, 2005: FLORIDA DISTRIBUTION

American Access Technologies, Inc.

Keystone Heights, Florida

www.aatk.com

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com

American Access Technologies Reports

Second Consecutive Record Sales Year

Sales Increase 47.5% in Zone Cabling Division

Keystone Heights, FL – March 9, 2005 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) is pleased to report results for the year ended December 31, 2004 and the fourth quarter 2004. Total revenues for the year ended December 31, 2004 were an all-time record of $6.740 million (+22.2%), compared with $5.515 million for the year ended December 31, 2003. Total revenues for the fourth quarter of 2004 were $1.787 million (+23.6%), compared with $1.446 million for the fourth quarter of 2003.

The net loss for 2004 was approximately $857,500, or diluted EPS ($0.13), compared with an approximate net loss of $842,000, or diluted EPS ($0.14), for 2003. The net loss for the fourth quarter of 2004 was approximately $172,000, or diluted EPS ($0.02), compared with net income of $47,500 or diluted EPS $0.01, in the fourth quarter of 2003.

SUMMARY AND OUTLOOK

In announcing the financial results, Joe McGuire, Chief Financial Officer of American Access Technologies, Inc. stated, “In 2004, we took another step forward in continuing to focus our efforts to increase our revenues, control our expenses, achieve profitability, which we steadfastly believe is very close at hand, and increase shareholders’ value.

“In 2004, we attained an all-time record in total revenues of $6.740 million. Total revenues increased a solid 22.1% over the prior year, primarily as the result of a 47.5% increase in our zone cabling products. Our strategic alliance with Chatsworth Products, Inc. (“CPI”) is continuing to result in extraordinary sales growth of our products. Our formed metal division increased sales 9.2% which is primarily attributable to an increase in orders from existing customers.

“In addition to the record sales in 2004, not only did we retain key production employees, we also invested in new equipment to increase productivity and lower production costs while at the same time maintaining the high quality standards our customers expect. The Company purchased $221,000 of new equipment during 2004 and we expect our new laser cutter to go online in March, 2005, further adding to productivity and revenues from additional production capabilities of this equipment.

“We experienced an increase in our net loss in 2004 of $15,400 over 2003. Our cost of sales as a percentage of revenue increased by only 1.8% over 2003 even though we experienced dramatic price increases in the cost of steel, fuel and transportation. Additionally, the unprecedented Florida hurricane season caused shipments and production time to be negatively impacted. Selling, general and administrative costs increased by $158,700 over 2003.

“Other significant events in 2004 included the following:

“Our balance sheet improved in 2004. We continue to remain debt-free while improving our cash position by generating approximately $1.4 million in cash through the sale of common stock and warrants to institutional investors and from the exercise of outstanding stock options by employees and consultants. The proceeds will enable our Company to continue to fund our manufacturing expansion, increase working capital and fund general corporate purposes.

“On December 9, 2004, we reported that the Telecommunications Industry Association (“TIA”) adopted the first official standard covering active zone enclosure products, TIA-569-B. The publication of the new standard gives official recognition to the concept and application of active zone enclosures, called Telecommunication Enclosures. We noted that our zone cabling products comply with the new TIA standards adopted for telecommunications enclosures for performance and functionality. These new TIA standards should further the acceptance of zone cabling and our zone enclosures. Network engineers, architects and others responsible for designing and specifying telecommunications networks now have the assurance that there are TIA standards covering not only their zone cabling configurations, but also the zone enclosure products utilized in zone cabling networks. With the TIA publication, there can be no further doubt that zone cabling has arrived and is accepted in the market.

“Looking ahead, we anticipate that our sales results will continue to reflect economic trends in our industry groups and benefit from improvements in CPI’s sales and marketing activities as well as our OEM channels. In August 2004, we announced an OEM supply agreement with the Voice & Data Division of Leviton Manufacturing Company, Inc., a leading manufacturer of electrical and electronic wiring devices. Leviton Voice & Data is noted for bringing its customers products that meet and exceed the latest official standards, and challenging the market with innovative new solutions. We expect Leviton, as well as many of our existing OEM partners, to make an impact in 2005.

“We further believe that our strategic relationship with CPI for the marketing and sales of zone cabling products and our OEM partners will facilitate exposure of our products to decision makers as well as improve the availability of customer service and technical assistance to respond to expanding interest in the products during the growth phase. This trend has been observed again in this year’s sales results. Nevertheless, we recognize that our zone cabling and wireless products are usually incorporated into a larger project which is beyond our ability to control. Therefore, we are subject to the general economic trends which govern the pace of such projects.”

For further detailed information, please read the Company’s Audited Annual Report (10K-SB) which will be filed with the Securities and Exchange Commission in approximately a week.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Its subsidiary, Omega Metals, Inc., manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government contractors.

News and product/service information are available at www.aatk.com.

Note: This press release for American Access Technologies, Inc. contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding the company’s future sales, income and business plans. Investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.